Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, (713) 850-1400
AmREIT UNVEILS STRATEGIC PLAN FOR “REIT CONFORMITY”
AS IRREPLACEABLE CORNER SHOPPING CENTER COMPANY
Exits Broker Dealer and General Contracting Businesses
Suspends REITPlus Offering
Expects $4.0 Million to $4.5 Million in Annual G&A Savings
HOUSTON, October 8, 2008 – AmREIT (AMEX:AMY), a Houston-based real estate company that has elected to be taxed as a real estate investment trust, today unveiled portions of its strategic plan, entitled Vision 2010, to achieve “REIT conformity,” and grow the Company’s Irreplaceable Corner™ portfolio.
Vision 2010:
Vision 2010 is a strategic plan designed to bring AmREIT into conformity with similarly situated REITs that have invested in high-end retail properties. Vision 2010 has three primary goals: reduce the earnings volatility created by some of the Company’s transactional operating subsidiaries, simplify AmREIT’s equity capital structure, and increase the public float to improve liquidity and facilitate further asset growth. The first step is to reduce the earnings volatility that has been caused primarily by the Company’s general contracting and broker dealer securities businesses as well as its real estate transactions group.
“For several quarters we have been talking about our strategic plan to focus on capturing the value in our ‘best of class’ portfolio and position us for future growth,” said H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT. “By eliminating unproductive areas throughout our platform, Vision 2010 allows us to focus on our core competency of creating value on Irreplaceable Corners in three of the seven top job growth markets within the US and create a company where our earnings are driven by exceptional real estate as opposed to ‘fee-based’ ancillary businesses.  These changes unfortunately bear a one-time cost, but we believe they will allow us to generate a solid base of FFO in 2009 that should more than cover our current dividend and then grow organically in the future at a steady rate.”
Business Restructuring:
Consistent with Vision 2010, AmREIT has exited its general contracting and broker dealer securities businesses as well as suspended its REITPlus, Inc. best efforts equity offering. Together, the Company anticipates these restructuring initiatives will result in a one-time charge of approximately $2.4 — $2.6 million in the fourth quarter of 2008. The charges are comprised of the write-off of offering and organization costs associated with the REITPlus offering, the wind-down initiatives associated with exiting both businesses and severance expense associated with the restructuring. Based on the exit of these two businesses and recent structural changes to its operating platform, which include significant headcount reductions in its real estate transactions, securities transactions and corporate staff, AmREIT estimates approximately $4.0 to $4.5 million in annual G&A savings.
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October 8, 2008
Commenting on the restructuring, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “The one-time restructuring charge associated with exiting the general contracting and broker dealer securities operations is necessary in order to position us for greater dependability, earnings and asset growth in 2009 and beyond. Both businesses, together with the continued and projected inability to generate fee-producing transaction flow due to the current extreme economic crisis, created a drag on the portfolio’s earnings power throughout the year with no expectation of near-term improvement in today’s challenging market. This repositioning should allow us to deliver more dependable FFO beginning in 2009 as well as greater visibility and predictability associated with one of the highest quality portfolios in the shopping center industry.”
AmREIT will report its third quarter results on November 4, 2008 with an earnings call to follow on November 5, 2008. At that time, the Company will provide its adjusted projection for 2008, additional details on the next phases of Vision 2010 and its initial expectations for 2009.
About AmREIT
(AMEX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 24 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.
For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.
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